Exhibit 99.1

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Martin Flynn
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8112
(503) 685-8576

Roger Rowe	Caitlin Fox
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6826
(503) 685-8663

InFocus® Announces Election of Two New Directors to Board

WILSONVILLE, Ore., April 18, 2007 – InFocus® Corporation (NASDAQ: INFS) (the “Company”) today announced the election of Bernard T. Marren and John D. (J.D.) Abouchar to serve as members of the Company’s Board of Directors.  Mr. Marren and Mr. Abouchar were designated to serve on the Board of Directors by Caxton Associates L.L.C. (“Caxton”), its largest shareholder, pursuant to the Settlement Agreement entered into between Caxton and InFocus on February 23, 2007.

Mr. Marren is the Chairman, Chief Executive Officer and President of OPTi Inc., an intellectual property licensing company based in Palo Alto, California and is also the Chairman and Founder of Quorom Systems, Inc., a privately held fabless semiconductor company based in San Diego, California.  In addition, Mr. Marren serves as a member of the Board of Directors of Microtune, Inc. (NASDAQ:TUNE), a fabless semiconductor manufacturing company based in Plano, Texas and Uni-Pixel, Inc. (OTC Bulletin Board:UNXL), a developer of flat panel color display technology called Time Multiplexed Optical Shutter (“TMOS”), based in The Woodlands, Texas.  Mr. Marren has over 40 years of experience in the technology industry and earned a BSEE degree from the Illinois Institute of Technology.

Mr. Abouchar is an independent consultant to GRT Capital Partners, LLC based in Boston, Massachusetts and a portfolio manager for the GRT Technology L.P. hedge fund.  Prior to joining GRT Capital Partners in 2006, Mr. Abouchar was a Senior Analyst for six years at Pacific Edge Investment Management, a $300 million value technology hedge fund based in Palo Alto, California.  Mr. Abouchar earned a B.S. degree in economics from the Wharton School, University of Pennsylvania.

“Effective yesterday, we officially added Mr. Marren and Mr. Abouchar to the InFocus Board of Directors,” stated Michael Hallman, lead InFocus independent director.  “We look forward to their insights and contributions as we continue the evaluation of strategic alternatives for the Company,” concluded Hallman.

Forward-Looking Statements

This press release includes forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K, which is available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.